BANNER CORPORATION
Compensation Recovery Policy

Senior Management Committee:
Executive Management Committee

Policy Owner:
Kayleen Kohler, Chief Human Resources and Diversity Officer

Policy Contact:
Kayleen Kohler, Chief Human Resources and Diversity Officer

Senior Management Committee Approval Date:
December 1, 2023

Board Approval Date:
October 23, 2023

Next Board Approval Date:
December 2024

1.Introduction.
In accordance with the applicable rules of The Nasdaq Stock Market LLC (the “Nasdaq Rules”), Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Rule 10D-1”), the Board of Directors (the “Board”) of Banner Corporation (the “Company”) has adopted this Compensation Recovery Policy (the “Policy”) to provide for the recovery of erroneously awarded Incentive-based Compensation from Executive Officers. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in Section IX, below. Each Executive Officer shall be required to sign and return to the Company the form of attestation and acknowledgment of this Policy in the form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy.
2.Recovery of Erroneously Awarded Compensation.

A.In the event of an Accounting Restatement, the Company will reasonably promptly recover the Erroneously Awarded Compensation Received in accordance with Nasdaq Rules and Rule 10D-1 as follows:

1.After an Accounting Restatement, the Compensation and Human Capital Committee (if composed entirely of independent directors, or in the absence of such a committee, a majority of independent directors serving on the Board) (the “Committee”) shall determine the amount of any Erroneously Awarded Compensation Received by each Executive Officer and shall promptly notify each Executive Officer with a written notice containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such compensation, as applicable.

a.For Incentive-based Compensation based on (or derived from) the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement:

i.The amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the Incentive-based Compensation was Received; and

ii.The Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required to Nasdaq.

2.The Committee shall determine, in its sole discretion, the method(s) for recovering Erroneously Awarded Compensation from any Executive Officer, which may include one or more of the following:
a.Requiring one or more cash payments to the Company from such Executive Officer, including, but not limited to, the repayment of cash Incentive-based Compensation previously paid by the Company to such Executive Officer;

b.Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards previously made by the Company to such Executive Officer and/or, subject to applicable legal requirements, otherwise requiring the delivery to the Company of shares of the Company’s common stock held by such Executive Officer;

c.Withholding, reducing, or eliminating future cash compensation (including cash incentive payments), future equity awards and/or other benefits or amounts otherwise to be paid or awarded by the Company to such Executive Officer;

d.Offsetting amounts against compensation or other amounts otherwise payable by the Company to such Executive Officer;

e.Cancelling, adjusting, or offsetting against some or all outstanding vested or unvested equity awards of the Company held by such Executive Officer; and/or

f.Taking any other remedial recovery actions with respect to such Executive Officer permitted by applicable legal requirements and Nasdaq Rules, as determined by the Committee.

Notwithstanding the foregoing, except as set forth in Section II.B below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.

3.To the extent that the Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company or applicable law, regulation, rule, policy, order, opinion, interpretation or similar issuance, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.

4.To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

B.Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section II.A above if the Committee determines that recovery would be impracticable and any of the following two conditions are met:

1.The Committee has determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the Erroneously Awarded Compensation, document such attempt(s) and provide such documentation to Nasdaq; or

2.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.
3.Disclosure Requirements.
The Company shall file all disclosures with respect to this Policy required by applicable U.S. Securities and Exchange Commission (“SEC”) filings and rules.
4.Prohibition of Indemnification.
I.The Company shall not be permitted to insure or indemnify any Executive Officer against (A) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (B) any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy).
5.Administration and Interpretation.
A.This Policy shall be administered by the Committee, and any determinations made by the Committee shall be final and binding on all affected individuals. Except as otherwise required by applicable legal requirements or Nasdaq Rules, any determinations of the Committee hereunder need not be uniform with respect to one or more Executive Officers.

B.In determining whether an error in the Company’s financial statements is material, the Committee shall be entitled to rely on the determination made by the Company’s Audit Committee, in conjunction with the Company’s outside auditors, which determination shall be based on the relevant facts and circumstances and consistent with SEC guidance for other materiality judgments, such as the SEC Staff Accounting Bulletin No. 99 (or any successor guidance). Any such materiality analysis shall consider the effects of the error not only on the face of the Company’s financial statements, but also on the footnotes to such financial statements, and shall include an evaluation of both quantitative and qualitative factors, including whether the error has the effect of increasing compensation to the Executive Officers.
C.The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Company’s compliance with Nasdaq Rules, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the SEC or Nasdaq promulgated or issued in connection therewith.
6.Amendment; Termination.
The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. Notwithstanding anything in this Section VI to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or the Nasdaq Rules.
7.Other Recovery Rights.
II.This Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or guidance from the SEC or Nasdaq, their beneficiaries, heirs, executors, administrators or other legal representatives. The Committee intends that this Policy will be applied to the fullest extent required by applicable law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under any applicable federal or state statute, regulation, rule, policy, order, opinion, interpretation or similar issuance or under any agreement with or policy or plan of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement.

8.Superseding Provision.
This Policy will supersede any provision in any agreement, plan or other arrangements applicable to the Company, that in any such case, (A) exempts any Incentive-based Compensation from the application of this Policy, (B) waives or otherwise prohibits the Company’s right to recover any Erroneously Awarded Compensation, including, without limitation, in connection with exercising any right of setoff as provided herein, and/or (C) requires or provides for indemnification to the extent such indemnification is prohibited under Section IV above.
9.Definitions.
For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.
A.“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement). For the avoidance of doubt, the following types of changes to the Company’s financial statements shall not represent error corrections or constitute an accounting restatement: (i) retrospective application of a change in accounting principles; (ii) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) retrospective reclassification due to discontinued operations; (iv) retrospective application of a change in reporting entity, such as from a reorganization or entities under common control; or (v) retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in the Company’s capital structure.
B.“Clawback Eligible Incentive Compensation” means all Incentive-based Compensation Received by an Executive Officer: (i) on or after December 1, 2023; (ii) after beginning service as an Executive Officer; (iii) who served as an Executive Officer at any time during the applicable performance period relating to any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company); (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (v) during the applicable Clawback Period (as defined below).
C.“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date (as defined below), and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years.
D.“Erroneously Awarded Compensation” means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

E.“Executive Officer” means each individual who is currently or was previously designated as the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include: (i) each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K; and (ii) each executive officer who is or was required to file reports under Section 16 of the Exchange Act.
F.“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.
G.“Incentive-based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
H.“Nasdaq” means The Nasdaq Stock Market LLC.
I.“Received” means, with respect to any Incentive-based Compensation, actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation to the Executive Officer occurs after the end of that period.
J.“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

10.Exhibit A
1.1.ATTESTATION AND ACKNOWLEDGEMENT OF COMPENSATION RECOVERY POLICY
By my signature below, I acknowledge and agree that:
•I have received and read the attached Compensation Recovery Policy (this “Policy”).

•I hereby agree to abide by all of the terms of this Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any Erroneously Awarded Compensation to the Company as determined in accordance with this Policy.

    Signature:

    Printed Name:

    Date: